November 7, 2011

E. James Collord, President

Thunder Mountain Gold, Inc.

1239 Parkview Drive

Elko, Nevada  89801

Re:

Green River Energy Corporation

Dear Mr. Collord:

This letter of intent (“LOI”) sets out the basic terms and conditions of the mutual understanding of Thunder Mountain Gold, Inc. a Nevada corporation (“THMG”), and the Controlling Shareholder Group (“Hess Group”) of Green River Energy Corporation, a Nevada Corporation (“GREC”). The Hess Group beneficially owns or controls a majority of GREC. Neither GREC nor the Hess Group is registered under the Securities Exchange Act of 1934.

The parties’ expressly state their intention that this Letter of Intent as a whole, do not and shall not constitute a legal and binding obligation, contract or agreement between any of the parties, are not intended to be an extensive summary of all of the terms and conditions of the proposed Share Exchange or the Definitive Agreements, and are subject to the following conditions,: (i) THMG’s receipt of $1 million from a private placement of securities and GREC’s receipt of  $4 million placed into an irrevocable Escrow, with all  subscriptions completed and funds received by THMG and the Escrow for GREC, no later than January 31, 2012; (ii) Completion of a due diligence investigation;  (iii)  Execution of a Definitive Share Exchange Agreement (the “Definitive Agreement”); (iv) Satisfaction of all conditions to closing set forth in the Definitive Agreement; and (v) Receipt of the required approvals under Utah  and Nevada corporate law, and the Toronto Stock Exchange-Venture Listing. All documentation shall be in form and content satisfactory to Hess and THMG.

1.

Hess Group will obtain $1,000,000 in a private offering in Europe of THMG securities, to be commenced immediately upon execution of this LOI (the “THMG Funds”).  Additionally Hess will cause GREC to immediately raise a minimum of $4,000,000 in a private offering in Europe of GREC shares (“GREC Escrow Funds”). Such GREC Escrow Funds to be placed into a restricted escrow arrangement, with all funds released by the Escrow Agent to THMG upon THMG shareholder approval of the Share Exchange.  Hess will cause the GREC Escrow Funds and the THMG Funds to be irrevocably subscribed for and obtained no later than January 31, 2012. The payment of the GREC Escrow Funds to THMG upon THMG shareholder approval of this Share Exchange will be a necessary term and provision for the closing of this proposed transaction. The proceeds of such funding will be utilized for exploration and/or development of mineral and petroleum interests.

(a)

No later than November 30, 2011, Hess Group and THMG, respectively, will each produce a 5 year Plan of Operation for the exploration and

E. James Collord, President

November 7, 2011

development of their minerals, including rare earth elements (REEs), and GREC’s petroleum interests.

2.

THMG and Hess Group will enter into Share Exchange pursuant to which:  (a) Hess will transfer all of his right, title, and interest in and to GREC securities in exchange for common stock in THMG, in a transaction qualifying as an IRC. §368(a)(1)(B) tax-free Share Exchange; (b) On the Closing Date, the capital structure of THMG  will be: (i) pre-Share Exchange THMG Shareholders will hold 25% of the THMG common shares, and (ii) pre-Share Exchange GREC shareholders will hold 75% of THMG common shares. (c)  THMG will change its corporate name to Thunder Mountain Resources, Inc. and Thunder Mountain Resources, Inc., a Nevada corporation, will change its corporate name to Thunder Mountain Gold, Inc.  Collectively the foregoing events are the “Share Exchange”.

3

Notwithstanding the preceding, the parties acknowledge that the final structure of the Share Exchange and contemplated capital structure may be modified as necessary to address the tax effect, corporate and securities laws of the Share Exchange on each party. Subsequent to the Share Exchange but no later than March 30, 2012, THMG will effect an application for listing on the NYSE-AMEX and Frankfurt stock exchanges. THMG will take appropriate action, including obtaining necessary shareholder approval, to effect the necessary capital structure most advantageous to meet applicable NYSE-AMEX and Frankfurt stock exchange listing and maintenance requirements.

4.

After the execution of the Definitive Agreement, and the consent of a majority of the THMG shareholders, THMG will file an Information Statement or other applicable form with the U.S. Securities and Exchange Commission for dissemination to all THMG shareholders.

5.

The Closing Date for the Share Exchange shall be as soon as practicable after (i) completion of a due diligence investigation; (ii) execution of a Definitive Agreement; (iii) satisfaction of all conditions to closing set forth in the Definitive Agreement; and (iv) receipt of the required approvals under Utah and Nevada corporate law, and the Toronto Stock Exchange but in no event later than March 30, 2012.

6.

Subsequent to the Closing Date, THMG will execute appropriate and commensurate employment contracts with E. James Collord, Eric Jones, and G. Peter Parsley.

7.

GREC and THMG, from the date hereof until the Closing Date, covenant and agree to the following:

(a)

  In consideration of the undertaking by Hess and THMG of the substantial legal, accounting and other expenses incident to its entering

E. James Collord, President

November 7, 2011

into this LOI and proceeding toward the consummation of the Share Exchange, Hess and THMG undertake and agree that, through the Closing Date, they will not enter into or pursue any arrangements or negotiations with any other party relative to a transaction defined under §368(a)(1) of the Internal Revenue Code.

(b)

To enter into a  `bleed out` or stock escrow arrangement in order to limit sales or other dispositions by officers and directors of any party, for such term as set forth in any `bleed out` or stock escrow arrangement.

8.

Each of the parties will bear their own audit and legal fees and costs in connection with the negotiation and consummation of the transactions contemplated by this Letter of Intent, except that all other expenses relating to the Share Exchange shall be shared 75% to be paid by Hess and 25% by THMG.

If the terms of this LOI accurately reflect your understanding of our discussions, please acknowledge by executing this letter in the appropriate space below. A facsimile signature shall be considered the same as an original signature.

Yours very truly,

HESS GROUP

/s/ Rolf Hess

By: _______________________________________

Rolf Hess – Representative of Hess Group

THE TERMS OF THIS LETTER OF INTENT are hereby approved as of the __7___ day of November 2011 by:

THUNDER MOUNTAIN GOLD, INC.

/s/ E. James Collord

By:

 E. James Collord, President